Exhibit 8.3.8(b)

          Form of Investment Letter for Security Holders of MainStreet

                                 [See Attached]

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                                INVESTMENT LETTER

                                April ____, 1998

TO:        UCI Medical Affiliates, Inc.
           1901 Main Street, Suite 1200
           Columbia, SC 29201
           Attn:  President

RE:        Issuance of Common Stock in UCI Medical Affiliates, Inc.

Dear Sir:

           In connection with the transactions contemplated in that certain Acquisition Agreement and Plan of Reorganization dated as of February 9, 1998, as amended, by and among others MainStreet Healthcare Corporation, a Delaware corporation ("MainStreet"), and UCI Medical Affiliates, Inc., a Delaware corporation (the "Company"), upon the satisfaction of certain conditions set forth in the Agreement, as amended, including but not limited to the approval of the shareholders of the Company, the Company shall issue to MainStreet _________ ___________________ shares (the "Shares") of the Company's common stock, $0.05 par value. In consideration of your agreement to issue the Shares to MainStreet, the undersigned security holder of MainStreet (the "Shareholder") hereby represents and warrants to you and hereby covenants and agrees with you, as follows:

           1. Shareholder has carefully read this Investment Letter and, to the extent Shareholder believes necessary, has discussed with Shareholder's counsel and other professional advisor(s) the representations, warranties, covenants and agreements which Shareholder makes by signing it, and any applicable limitations upon MainStreet's transfer of the Shares. Shareholder acknowledges that Shareholder has not relied upon the legal counsel or accountants for the Company regarding the Shares or the transactions contemplated by this Investment Letter, and that Shareholder and MainStreet have been advised to engage separate legal counsel and accountants to represent Shareholder's and MainStreet's individual interests and advise Shareholder and MainStreet, respectively, regarding the structure of and risks associated with such transactions.

           2. Shareholder understands that as a publicly traded company, the Company files with the Securities and Exchange Commission (the "SEC") various reports, including quarterly and annual financial statements, annual reports to shareholders, and proxy statements, and that all of such reports, statements and information are available to the public, including Shareholder and MainStreet, from the SEC and directly from the Company (collectively the "Documents"). Shareholder and MainStreet have been given the opportunity to obtain copies of such Documents and to ask questions of, and receive answers from, representatives of the Company with respect to the Company and the Shares, concerning the terms and conditions of the transfer of the Shares by the Company to MainStreet, and have been given the opportunity to obtain such additional information necessary to verify the accuracy of any information

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provided to Shareholder or MainStreet by the Company in order for Shareholder and MainStreet to evaluate the merits and risks of an investment in the Company to the extent that the Company possesses such information or could acquire it without unreasonable effort or expense. Shareholder has been furnished with all information concerning the Shares and the Company that Shareholder desires.

           Shareholder further acknowledges that Shareholder is executing and delivering this Investment Letter solely on the basis of information contained in the Documents and not on the basis of any information, representations, or agreements made by any other person, and that no representations or warranties of any nature have been made to Shareholder or, to the best of Shareholder's knowledge, MainStreet with respect to the ultimate economic consequences or tax consequences of MainStreet's investment in the Company. Shareholder acknowledges that any forecasted financial data which may have been given to Shareholder or MainStreet is for illustration purposes only and no assurance is given that actual results will correspond with the results contemplated in any such data.

           3. Shareholder is _____ or is not _____ (initial one) an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the "1933 Act"). For this purpose, Shareholder understands that an "accredited investor" includes:

           (i) any individual who: (A) has a net worth (with spouse) in excess of $1 million; or (B) has had an individual income in excess of $200,000 (or joint income with spouse in excess of $300,000) in each of the two most recent years and who reasonably expects the same income level for the current year; or (C) who is an executive officer or director of the Company;

           (ii) any entity in which all of the equity owners or partners are "accredited investors;" or

           (iii) any corporation or partnership with total assets in excess of $5,000,000 that was not formed for the specific purpose of purchasing the securities subscribed hereunder.

           4. Shareholder considers himself/herself/itself to be a sophisticated investor in companies similarly situated to the Company, and Shareholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Shares. Any information Shareholder may have furnished to you with respect to Shareholder's status as a sophisticated investor, Shareholder's business experience or Shareholder's financial position is correct.

           5. If Shareholder is an individual, Shareholder's current state of residency is the state reflected in Shareholder's current address as set forth on the signature page hereof, and Shareholder has no present intention of moving from such state of residency. If Shareholder is an entity, Shareholder's state of incorporation or organization are as set forth on the signature page hereof. If Shareholder is an entity which does not meet the classification set forth under

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Section 3 (iii) above, each of Shareholder's equity owners and/or partners has the same state of residence as the Shareholder's state of incorporation or organization and none of Shareholder's equity owners and/or partners has any present intention of moving from such state of residency.

           6. Shareholder and MainStreet have been advised and Shareholder acknowledges that the issuance of the Shares will not be registered under the 1933 Act, in reliance upon the exemption(s) from registration promulgated thereunder. Additionally, Shareholder and MainStreet have been advised and Shareholder acknowledges that the issuance of the Shares will not be registered under the securities laws of any state. Consequently, Shareholder agrees that the Shares cannot be resold unless they are registered under the 1933 Act and applicable state securities laws, or unless an exemption from such registration requirements is available.

           7. Shareholder and MainStreet have been advised and Shareholder understands and acknowledges that, except as specifically set forth in that certain Registration Rights Agreement to be delivered in connection with the issuance of the Shares, the Company is under no obligation to register the Shares for public sale or to comply with the conditions of Rule 144 promulgated by the SEC under the 1933 Act or to take any other action necessary in order to make available any exemption for the subsequent transfer of the Shares without registration.

           8. To the best of Shareholder's knowledge, MainStreet is purchasing the Shares solely for MainStreet's own account and not as nominee for, representative of, or otherwise on behalf of any other person. To the best of Shareholder's knowledge, MainStreet is purchasing the Shares with the intention of holding the Shares for investment, with no present intention of participating, directly or indirectly, in a subsequent public distribution of the Shares unless registered under the 1933 Act and applicable state securities laws, or unless an exemption from such registration requirements is available.

           9. Shareholder and MainStreet have been advised and Shareholder acknowledges that there is currently no active public or private market for the Shares and that no active market for the Shares may develop. Shareholder is aware that MainStreet's investment in the Company is speculative and involves a high degree of risk of loss arising from, among other things, substantial market, operational, competitive and other risks, and having made Shareholder's own evaluation of the risks associated with this investment, Shareholder is aware and Shareholder and MainStreet have been advised that MainStreet must bear the economic risks of a purchase of the Shares indefinitely.

           10. Shareholder and MainStreet have been advised and Shareholder is aware that the Company may offer and sell additional shares of common stock in the future, thereby diluting MainStreet's percentage equity ownership of the Company.

           11. Shareholder acknowledges that the Shares were not offered to MainStreet by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast

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over television or radio, or (ii) any seminar or meeting to which Shareholder or, to the best of Shareholder's knowledge, MainStreet, or any of its officers, directors, other shareholders, agents, or affiliates, was invited by any of the foregoing means of communications.

           12. Shareholder understands and agrees that the Company and all current and future shareholders of the Company are relying on the agreements and representations contained herein. Shareholder understands fully the meaning and legal consequences of the provisions herein, and agrees to indemnify and hold harmless the Company, and each other person, if any, subject to liability because of such person's connection with the Company, against all actions, claims, losses, damages and liabilities arising out of or based upon any false representation or warranty herein, or any breach by the undersigned of any provision hereof, and to reimburse the Company and each such other person for any legal and other expenses incurred by the Company and each such other person in connection with investigating, defending, and, if appropriate, settling any action, claim, loss, damage or liability.

           13. In connection with the purchase of the Shares by MainStreet, Shareholder has not paid and will not pay, and has no knowledge of the payment by MainStreet or any other person or entity of, any commission or other direct or indirect remuneration to any person or entity for soliciting or otherwise coordinating the purchase of the Shares, except to such persons or entities as are duly licensed and/or registered to engage in securities offering and selling activities (or are exempt from such licensing and/or registration requirements) in the state(s) in which such activities have taken place in connection with the transaction contemplated by this Investment Letter.

           14. Shareholder and MainStreet have been advised and Shareholder agrees that there will be placed on any certificates representing the Shares, or any substitution(s) thereof, a legend stating in substance the following (and including any restrictions or conditions that may be required by any applicable state law), and Shareholder and MainStreet have been advised and Shareholder further agrees that the Company will refuse to permit the transfer of the Shares out of MainStreet's name in the absence of compliance with the terms of such legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE COMPANY WILL TRANSFER SUCH SECURITIES ONLY UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE COMPANY, WHICH MAY INCLUDE AN OPINION OF COUNSEL, THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH OR THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS.


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           15. Shareholder has full power and authority to execute and deliver this Investment Letter and has obtained the requisite corporate, governmental, and third party approvals and consents necessary to execute and deliver this Investment Letter.

           16. Shareholder confirms that the representations Shareholder has previously made to the Company and those contained in this Investment Letter are correct and complete as of the date hereof, and that if there should occur any material change in such representations prior to the receipt of the Shares by MainStreet, Shareholder agrees that Shareholder will immediately furnish such revised or corrected representations or information to the Company.

           This Investment Letter shall be binding upon Shareholder and his/her heirs, executors, administrators, successors, representatives and assigns and shall enure to the benefit of the Company, and its successors and assigns. This Investment Letter shall be governed and construed in accordance with the laws of the State of South Carolina.

           IN WITNESS WHEREOF, Shareholder has executed this Investment Letter as of the date set forth opposite Shareholder's signature below.

                                       SHAREHOLDER:

                                       _______________________________________
                                       (Print name of Shareholder here)

                                       _______________________________________
Date:  April ____, 1998                (Signature of Shareholder or authorized
                                       representative)

                                       _______________________________________
                                       (Street Address)

                                       _______________________________________
                                       (City, State, Zip Code)

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